Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made between GlobalSCAPE, Inc., a Delaware corporation (“GS)” and ATSI Communications Inc., a Delaware corporation (“ATSI”), effective this 11 day of June, 2002 (the “Effective Date”).

1.                                      Prepaid Services.  During the Initial Term of this Agreement ATSI shall provide the following services for GS consistent with past practices  (the “Prepaid Services”):

                                                a.  investor relations;

                                                b.  payroll and benefits administration;

c.  accounting support, including use of shared accounting platform;

d.  casualty and liability insurance procurement, including solicitation, negotiation and administration, and premium payments;

e.  directors and officers insurance procurement, including solicitation, negotiation, administration, and premium payments through March 11, 2003, and beyond if cost beneficial;

f.  401(k) administration and contributions.

2.                                      Other Services.  From time to time at GS’ request, ATSI may, but is not required to, perform services in addition to the Prepaid Services, and from time to time at ATSI’s request GS may, but is not required to, perform services for ATSI  (“Requested Services”).  ATSI and GS will establish written specifications, time frames for completion, compensation and other issues for each item of Requested Services under this Agreement in the form attached as Exhibit A and each such written specification shall become an addendum to this Agreement.

3.                                      Fees and Expenses.   The parties agree that the value of the Prepaid Services is $5,500 per month, but that GS shall owe ATSI no amounts as fees in relation to the Prepaid Services for the Initial Term.  GS expenses paid by ATSI to third parties, such as 401(k) contributions in respect of GS employees and GS’ portion of any insurance premiums, shall be reimbursed by GS in the amount actually paid without mark-up upon receipt of ATSI’s invoice.  Fees and expenses for Requested Services shall be as stated in each addendum to this Agreement and shall be invoiced as provided in the relevant addendum.  Fees and expenses are overdue thirty days following the due date stated in the relevant addendum.  Overdue amounts shall bear interest at five percent (5%) per annum.

5.  Term and Termination.

(a)                                  This initial term of this Agreement begins on the Effective Date and ends on March 11, 2003 (the “Initial Term”).  The Agreement shall automatically renew at the expiration of the Initial Term for successive thirty (30) day terms until terminated by either party on ten days advance written notice.

(b)                                 GS may terminate this Agreement at any time in its sole discretion, provided, however, that the Agreement will remain in effect for the remaining term of any written addendum executed pursuant to this Agreement as provided in Section 2.  GS acknowledges that if it terminates the Agreement prior to the expiration of the Initial Term other than for Default, as defined below, no amounts shall be due GS in relation to Prepaid Services not performed after the effective date of termination.  ATSI may terminate this Agreement at any time in its sole discretion on ten (10) days’ advance notice, provided, however, that if ATSI terminates the Agreement other than for Default prior to the expiration of the Initial Term, it shall pay GS a lump sum of $5500.00 times the number of partial and full calendar months remaining until the expiration of the Initial Term; and, provided, that the Agreement will remain in effect for the remaining term of any written addendum executed pursuant to this Agreement as provided in Section 2.

(c)                                  A party shall be in “Default” if that party fails to perform its material obligations under this Agreement and fails to cure the breach within fourteen (14) days of a written notice describing the breach in reasonable detail, or (ii) that party admits insolvency, makes an assignment for the benefit of its creditors, files for bankruptcy or similar protection, is unable to pay debts as they become due, has a trustee or receiver appointed over all or a substantial portion of its assets, or enters into an agreement for the extension or readjustment of all or substantially all of its obligations.  Termination shall be effective as of the date stated in a written notice delivered by the terminating party.  Upon termination, each party shall return the other party’s Confidential Information.

4.                                      Limitation of Damages.      NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, OR FOR DAMAGES THAT COULD HAVE BEEN AVOIDED BY THE USE OF REASONABLE DILIGENCE, ARISING IN CONNECTION WITH THIS AGREEMENT.  The parties agree that the aggregate damages of the parties in connection with any claims or causes of action arising under or in connection with this Agreement will be limited as follows:

(a)                                  for ATSI’s failure to perform the Prepaid Services: $50,000.00.

                                                (b)                                 All other damages:  amounts due and unpaid pursuant to this Agreement.

5.                                      Confidentiality.  The following information is “Confidential Information”: (a) any information related to a party’s assets, liabilities, financial results, business strategies, plans or operations, (b) proprietary information, technology or know-how of either party; and (c) either party’s customers, vendors, contractors, suppliers and personnel; but excluding any information which is or becomes generally available to the public other than through breach of this Agreement, or violation of law or other agreement.  Each party agrees not to disclose the other’s Confidential Information to any third party except to its agents and representatives who need to know the information to represent or advise it with respect to the subject matter of this Agreement, or to use the Confidential Information for any purpose other than its performance of this Agreement; provided, however, that a party will not be liable for disclosure of the other party’s Confidential Information if it is required by law or regulation to be disclosed, and the disclosing party gives advance written notice of the disclosure to the other party at the earliest possible time and limits the disclosure to fewest number of people practicable.  Each party agrees to use at least a reasonable degree of care to protect the other party’s Confidential Information.

6.                                      Notices.   Notices under this Agreement must be in writing and may be given (i) by hand deliver or (ii) by facsimile followed by a copy delivered by 1st Class U.S. Mail to the following address, or other address provided by three days’ advance notice given in accordance with this section:

ATSI:	ATSI Communications, Inc.
6000 Northwest Parkway, Suite 110
San Antonio, Texas 78249
(210) 547-1001 facsimile
Attention: Chief Executive Officer

GS:	GlobalSCAPE, Inc.
6000 Northwest Parkway, Suite 101
San Antonio, Texas 78249
(210) 690-8824 facsimile
Attention: Chief Executive Officer

Notices will be deemed given, delivered and effective as of the time of actual delivery if delivered by hand or the time shown on the confirmation sheet generated by the sending facsimile machine.

7.                                      Miscellaneous.

(a)                                  This Agreement constitutes the final and complete agreement of the parties with respect to its subject matter, and supercedes any prior agreements, discussions or understandings, written or oral.

(b)                                  This Agreement may be modified only by a written document that refers specifically to this Agreement and is signed by both parties.

(c)                                  A party’s failure or delay in enforcing any provision of this Agreement will not be deemed a waiver of that party’s rights with respect to that provision or any other provision of this Agreement.  A party’s waiver of any of its rights under this Agreement is not a waiver of any of its other rights with respect to a prior, contemporaneous or future occurrence, whether similar in nature or not.

(d)                                  This Agreement may be executed in counterparts, which together will be deemed an original.

(e)                                  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  Neither party may assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld.

(f)                                    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement, unless such invalidity shall have deprived a party of substantially all of the consideration such party was to receive hereunder.

(g)                                 The terms of this Agreement that by their nature are intended to survive the termination of this Agreement (such as confidentiality, payment) will survive the termination of this Agreement.

SIGNATURES APPEAR ON FOLLOWING PAGE

                                                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATSI COMMUNICATIONS, INC.		GLOBALSCAPE, INC.

By:	/s/ Stephen M. Wagner	By:	/s/ Tim Nicolaou
	Stephen M. Wagner		Tim Nicolaou
	President and		Chief Executive Officer
Chief Operating Officer

Exhibit A

Form of Addendum

Services to be performed under that Services Agreement between GlobalSCAPE, Inc. and GlobalSCAPE, Inc. dated effective June 11, 2002.

Party Performing Services:

Services:

Completion Time:

Fees:

Expenses:

Due Date for Fees and Expenses:

ATSI COMMUNICATIONS, INC.		GLOBALSCAPE, INC.

By:		By:
	Name:		Name:
	Title:		Title: